Exhibit 99.1

AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

This Amendment No. 2 to Stock Purchase Agreement (“Amendment ”) dated as of April 28, 2006, is by and among Clear Choice Financial, Inc., a Nevada corporation (“Purchaser”), Bay Capital Corp., a Maryland corporation (“Company”), and Paul Bekman and Arlene Bekman (the “ Bekmans”), Ben Lyons and Sherry A. Lyons (the “Lyons”), and Stewart Sachs and Nadine Sachs (the “Sachs” and together with Bekmans and Lyons, the “Stockholders”), and Stewart Sachs (the “Stockholders’ Representative”) as agent and attorney-in-fact for the Stockholders.

RECITALS

A.           Purchaser, Company, the Shareholders, and the Shareholders’ Representative entered into that certain Stock Purchase Agreement and Plan of Merger dated as of December 9, 2005 (the “Stock Purchase Agreement”).

B.           The parties desire to amend the Stock Purchase Agreement as provided for herein.

C.           Capitalized terms not otherwise defined here shall have the meanings ascribed to them in the Stock Purchase Agreement.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Section 2.1.2 of the Stock Purchase Agreement is hereby amended and restated as follows:

“The Cash Consideration will be reduced by any Excess Expenses, Working Capital Deficit, Remaining Notes and Operating Expense Notes. Operating Expense Notes shall mean all amounts advanced pursuant to various promissory notes, executed by Company and Purchaser from time to time and until the closing of the transaction.”

2.	Section 9.1 ( c ) of the Stock Purchase Agreement is hereby amended and restated as follows:

“by either Purchaser or Company if the Transactions shall not have been consummated before May 31, 2006; provided that the right to terminate this Agreement under this section 9.1 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to have been consummated on or before such date and such action or failure to act constitutes a breach of this agreement.”

3.            Except as specifically amended hereby, the Stock Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.

4.            This Amendment may be executed in counterparts or by facsimile, each of which shall be deemed an original, and all of which together shall constitute one agreement binding on the parties hereto.

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SIGNATURE PAGE—AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, Purchaser, Company, the Stockholders, and the Stockholders’ Representative have signed or caused this Amendment to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

CLEAR CHOICE FINANCIAL, INC. By /s/ Darren R. Dierich Its Chief Financial Officer	BAY CAPITAL CORPORATION By /s/ Stewart Sachs Its Shareholder Representative
STOCKHOLDERS: /s/ Paul Beckman PAUL BECKMAN /s/ Arlene Beckman ARLENE BECKMAN /s/ Ben Lyons BEN LYONS /s/ Sherry A. Lyons SHERRY A. LYONS /s/ Nadine Sachs NADINE SACHS /s/ Stewart Sachs STEWART SACHS
SHAREHOLDERS’ REPRESENTATIVE /s/ Stewart Sachs STEWART SACHS